EXHIBIT 10(e)(25)
AMENDMENT NO. 2
TO THE
XEROX CORPORATION
2004 PERFORMANCE INCENTIVE PLAN

2012 AMENDMENT AND RESTATEMENT

WITNESSETH:

WHEREAS, Xerox Corporation (the “Company”) has established the Xerox Corporation 2004 Performance Incentive Plan, which is presently set forth in the 2012 Amendment and Restatement as amended by Amendment No. 1 (hereinafter referred to as the “Plan”), and

WHEREAS the Company desires to amend the Plan,

NOW, THEREFORE, the Plan is amended as follows:

(1)Section 5(a) is amended to delete the first sentence thereof and to add in its place the following:

“A total number of approximately 58 million (58,000,000) (as of December 31, 2015, a total number of approximately 41.5 million (41,500,000)) shares of common stock, par value $1.00 per share, of the Company (“Common Stock”) are available for issuance under the Plan.”

(2)(a)    Section 7(b) is amended to delete the last two sentences thereof and to add in its place the following:

“Other than pursuant to Section 6, the Committee shall not without the approval of the Company’s shareholders (a) lower the exercise price per share of a Stock Option after it is granted, (b) cancel a Stock Option when the exercise price per share exceeds the Fair Market Value of one share in exchange for cash or another award (other than in connection with a Change in Control), or (c) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the New York Stock Exchange. The Company may not repurchase a Stock Option for value (in cash, substitutions, cash buyouts or otherwise) from a Stock Option-holder if the current Fair Market Value of the shares underlying the Stock Option is lower than the exercise price per share of the Stock Option. The foregoing two sentences are collectively referred to herein as the “Repricing Prohibition”.”

(b)    Section 7(c) is amended to delete the last two sentences thereof and to add in its place the following:

“Notwithstanding any provision of the Plan to the contrary, the Repricing Prohibition described above shall also apply to SARs on the same basis as it does to Stock Options.”

(3)Section 8 is amended to add the following sentence to the end thereof:

“Notwithstanding the above, no dividend equivalents will be paid on unearned performance-based shares.”

This Amendment is effective as of the date hereof. In all other respects, the Plan shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed as of this 24th day of February, 2016.

XEROX CORPORATION

By: /s/ Darrell L. Ford
Senior Vice President and Chief Human Resources Officer